James D. Hartman Elected to NVE's Board of Directors

EDEN PRAIRIE, Minn.--August 14, 2006--NVE Corporation (Nasdaq: NVEC) announced that James D. Hartman, Chairman of the Board of Enpath Medical, Inc. (NasdaqGM: NPTH), was elected to NVE's board of directors at the NVE annual meeting of shareholders held today.

Hartman, 60, replaces NVE Founder James M. Daughton, Ph.D. on NVE's board of directors. Daughton, 69, retired as an NVE director and officer effective with the annual meeting today but remains a company employee.

Each of NVE's other incumbent directors was reelected to serve on the board of directors until the company's 2007 annual meeting. Hartman is expected to be elected to the company's audit committee by the board of directors.

Hartman joined Enpath in 1991 and was Enpath's chief executive officer from February 1996 until retiring from that position in January 2006. Enpath is a medical products company engaged in designing, developing, manufacturing, and marketing products and accessories for the cardiac rhythm management, neuromodulation and interventional radiology markets as well as manufacturing of medical devices and components for other medical product companies on a contract basis. Prior to joining Enpath, Mr. Hartman was Vice President-Finance for Viking Electric Supply, Inc., a distributor of electrical supplies and tools.

"We are delighted to have Jim Hartman join our board," said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D. "He has a wealth of business experience, particularly in the medical device industry. Furthermore, his experience running a public company and his financial expertise will help NVE continue to meet the highest standards for corporate governance."

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that many experts believe represents the next generation of microelectronics. NVE licenses its MRAM intellectual property and sells spintronic sensors and couplers to revolutionize data sensing and transmission.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks related to attracting and retain highly-qualified employees, risks related to legal proceedings, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC.

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